UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 18, 2026

BLUE OWL TECHNOLOGY INCOME CORP.
(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01445	87-1346173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (212) 419-3000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 – Other Events
On February 18, 2026, Blue Owl Technology Income Corp. (the “Company”) entered into six separately negotiated loan sale agreements totaling $400.0 million in debt investment commitments, each relating to the disposition of a portion of the Company’s portfolio company investments (each, a “Subject Portfolio” and collectively, the “Subject Portfolios”). Excluding unfunded commitments, the aggregate fair value of the Subject Portfolios as of February 12, 2026 was $344.0, equivalent to 99.6% of par value. The Subject Portfolios consist of 98.6% first-lien investments and 1.4% unsecured investments and include investments in 60 portfolio companies across 26 industries. 98.6% of investments in the Subject Portfolios are floating rate and 100% of investments in the Subject Portfolios are 1- or 2-rated on the Company’s 5-point internal investment ratings scale. The Subject Portfolios have an average investment size of $5.7 million and a weighted average spread of 5.0% and consist of partial sales representing approximately 13% of the Company’s investments in each underlying portfolio company as of December 31, 2025. The settlement of the sales of such portfolio company investments is expected to be completed in the first quarter of 2026. The Company intends to use the proceeds from the loan sale agreements to repay indebtedness. Pro forma for the transaction, the Company is expected to have cash, undrawn debt capacity and liquid loans in excess of $1.6 billion as of January 31, 2026.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blue Owl Technology Income Corp.

Dated: February 18, 2026	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Operating Officer and Chief Financial Officer